Exhibit 4.5

CKX LANDS, INC.

STOCK INCENTIVE PLAN

SECTION 1

GENERAL PROVISIONS

1.1          Purpose.  CKX Lands, Inc. hereby adopts this stock incentive plan (the “Plan”) to provide: (a) incentives to attract able persons to remain in or to enter the employ of the Company; (b) a means whereby Eligible Participants, upon whom the responsibilities of the successful administration, management, planning, and/or organization of the Company may rest, and whose present and potential contributions to the welfare of the Company are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the long-term welfare of the Company; and (c) Eligible Participants with additional incentive and reward opportunities designed to enhance the profitable growth of the Company over the long term by reinforcing the relationship between Eligible Participants’ rewards and stockholder gains.

1.2          Types of Awards.  Awards under the Plan may be made to Eligible Participants in the form of (a) Restricted Stock Units and (b) Performance Shares.

1.3          Effective Date.  The Plan, as amended and restated hereby, shall be effective on the date that it is approved by the Company’s stockholders at a duly called meeting of the stockholders and adopted by the Board at a duly called meeting of the Board following such stockholders’ meeting (the “Effective Date”).

1.4          Compliance with Applicable Agreements.  Notwithstanding anything else in this Plan or an Agreement to the contrary, the terms and conditions of any Award shall comply with any applicable employment or consulting agreement between the Company and a Participant, as it may be amended from time to time.

SECTION 2

DEFINITIONS

Except where the context otherwise indicates, the following definitions apply:

2.1          “Agreement” means the written agreement evidencing an Award granted to the Participant under the Plan.

2.2         “Applicable Law” means the laws, rules and regulations relating to the administration of stock option plans and other stock incentive plans under Louisiana law relating to corporations, applicable federal and state securities laws, the Code, any stock exchange or quotation system on which the Shares are listed or quoted, and the applicable laws, rules and regulations of any country or jurisdiction where Awards are granted under the Plan.

2.3          “Award” means an award granted to a Participant under the Plan that is a Restricted Stock Unit or a Performance Share, or a combination of these.

2.4         “Board” means the Board of Directors of the Company, or, to the extent of any authority delegated to a Committee pursuant to Section 3, the Committee.

2.5          “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(a)

the acquisition (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with the Company) by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50 percent of the then outstanding shares of common stock of the Company; or

(b)

the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the consummation of the acquisition by the Company of assets of another corporation (each of the foregoing, a “Business Combination”), in each case, unless, following such Business Combination, the individuals and entities who were the beneficial owners, respectively, of the outstanding common stock of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation surviving or resulting from such Business Combination (or of a corporation which as a result of such transaction controls the Company or owns all or substantially all of the Company’s assets either directly or through one or more subsidiaries), in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the common stock of the Company; or

(c)

individuals who, as of the close of business on the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(d)	approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

2.6          “Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended. All citations to sections of the Code are to such sections as they may from time to time be amended or renumbered.

2.7          “Committee” means such committee as may be appointed by the Board to administer this Plan pursuant to Section 3.

2.8          “Company” means CKX Lands, Inc., a Louisiana corporation, and its affiliates and subsidiaries, and their respective successors and assigns.

2.9        “Consultant” means any natural person, including an advisor or independent contractor (a) who is engaged to provide bona fide services to the Company, provided such services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities or (b) whom a Director or key employee determines to have provided, or may in the future provide, valuable services to the Company.

2.10        “Director” means any individual who is a member of the Board; provided, however, that any Director who is employed by the Company shall also be considered an employee for purposes of the Plan.

2.11        “Disability” shall have the meaning ascribed to such term in the applicable Agreement or if not therein defined, shall have such meaning as determined by the Board from time to time.

2.12        “Effective Date” shall have the meaning ascribed to such term in Section 1.3 hereof.

2.13      “Eligible Participant” means (a) the executive officers and other key employees (including employees who are also Directors) of the Company who occupy responsible managerial and professional positions, or (b) Consultants, who, in each case of (a) and (b), have the capability of making substantial contributions to the success of the Company.

2.14        “Exchange Act” means the Securities Exchange Act of 1934, as now in effect or as hereafter amended. All citations to sections of the Exchange Act or rules thereunder are to such sections or rules as they may from time to time be amended or renumbered.

2.15      “Fair Market Value” means, (a) if the common stock is not traded publicly, the fair market value as determined in good faith by the Board by the reasonable application of a reasonable valuation method and in accordance with Section 409A, including, but not limited to, (i) an independent valuation no more than 12 months old at the date of grant, (ii) a fair market valuation formula determined by the Board in good faith (which may take into consideration recent arms’ length transactions involving the sale or transfer of Shares), or (iii) a written report prepared by an experienced individual (who need not be independent) that takes into account all relevant factors, including control premiums or discounts for lack of marketability, all in compliance with the requirements of Section 409A; or, (b) if the common stock is traded publicly, (i) the closing sale price per Share on the date in question on the principal national securities exchange on which such Share is sold on such date, or, if no sale was reported on such date, the average of the closing bid and asked prices on the principal national securities exchange on which the Share is listed or admitted to trading; or, if such exchange is closed on such date, the last sales price reported for the Company’s Shares on the last preceding day on which the principal national exchange on which the such Share is sold was open, and if no sale of the Company’s Shares was reported on such preceding day, then the average of the closing bid and asked prices of the Share on such preceding day; or (ii) if the Share is not listed nor listed or admitted to trading on a national securities exchange, then the average of the closing bid and asked prices, as reported by The Wall Street Journal for the over-the-counter market, on such date.

2.16        “Insider” shall mean an individual who is, on the relevant date, subject to the reporting requirements of Section 16(a) of the Exchange Act.

2.17        “Participant” means an Eligible Participant to whom an Award has been granted.

2.18        “Permitted Transferee” means any member of the immediate family of the Participant (i.e., spouse, children, and grandchildren), any trust for the benefit of such family members or any partnership whose only partners are such family members.

2.19        “Performance Share” means an Award under Section 6 of the Plan that is valued by reference to a Share, which value may be paid to the Participant by delivery of such property as the Board shall determine, including without limitation, cash or Shares, or any combination thereof, upon achievement of such performance objectives during the relevant performance period as the Board shall establish at the time of such Award or thereafter.

2.20        “Plan” shall have the meaning ascribed to such term in Section 1.1 hereof, and as it may be further amended from time to time.

2.21        “Restricted Stock Unit” or “RSU” means a right granted under Section 5 of the Plan to receive a number of Shares or a cash payment for each such Share equal to the Fair Market Value of a Share on a specified date.

2.22        “Restriction Period” shall have the meaning ascribed thereto in the Agreement.

2.23        “Share” means one share of common stock, no par value, of the Company, and as such Share may be adjusted pursuant to the provisions of Section 4.3 of the Plan.

SECTION 3

ADMINISTRATION

3.1          General.  This Plan shall be administered by the Board or by a committee of the Board consisting of two or more Directors meeting the independence requirements of the NYSE American stock exchange or such other stock exchange on which the Company’s common stock is then listed, each of whom qualifies as a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act.

3.2          Authority of the Board.

(a)

The Board shall have the right to interpret, construe and administer the Plan and Awards granted pursuant to the Plan, to select the Eligible Participants who are to receive an Award from time to time, and to act in all matters pertaining to the granting of an Award and the contents of the Agreement evidencing the Award, including without limitation the determination of the number of Restricted Stock Units and/or Performance Shares subject to an Award and the form, terms, conditions and duration of each Award, and any amendment thereof consistent with the provisions of the Plan. The Board may adopt, amend and rescind such rules, regulations and procedures for the administration of this Plan as it deems appropriate.

(b)

Subject to Section 11 of the Plan, the Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Agreement in the manner and to the extent it shall deem desirable to carry it into effect.

(c)

If the Company shall assume outstanding employee benefit awards or the right or obligation to make future such awards in connection with the acquisition of another corporation or business entity, the Board may, in its discretion, make such adjustments in the terms of Awards under the Plan as it shall deem appropriate.

(d)

The Board shall be entitled to make such rules, regulations and determinations as it deems appropriate under the Plan in respect of any leave of absence taken by a Participant. Without limiting the generality of the foregoing, the Board shall be entitled to determine (i) whether or not any such leave of absence shall constitute a termination of employment within the meaning of the Plan or a “separation from service” within the meaning of Section 409A(a)(2) of the Code, and (ii) the impact, if any, of any such leave of absence on Awards under the Plan theretofore made to any Participant who takes a leave of absence.

(e)

All acts, determinations and decisions of the Board made or taken pursuant to grants of authority under the Plan or with respect to any questions arising in connection with the administration and interpretation of the Plan, including the severability of any and all of the provisions thereof, shall be in the Board’s sole discretion and shall be conclusive, final and binding upon all parties, including the Company, its stockholders, Participants, Eligible Participants and their estates, beneficiaries and successors.

3.3          Delegation of Authority.  The Board may, at any time and from time to time, delegate to one or more persons or Committees any or all of its authority under Section 3.2, to the full extent permitted by Applicable Law.

3.4        Award Agreements.  Each Award granted under the Plan shall be evidenced by a written Agreement. Each Agreement shall be subject to and incorporate, by reference or otherwise, the applicable terms and conditions of the Plan and any other terms and conditions, not inconsistent with the Plan, as may be imposed by the Board, including without limitation provisions related to the consequences of termination of employment. A copy of such document shall be provided to the Participant and the Board may, but need not, require that the Participant sign a copy of the Agreement.

3.5          Indemnification.  In addition to such other rights of indemnification as they may have as Directors or as members of the Committee, the members of the Board or Committee shall be indemnified by the Company against reasonable expenses, including attorney’s fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted thereunder, and against all amounts paid by them in settlement thereof, provided such settlement is approved by legal counsel selected by the Company, or paid by them in satisfaction of a judgment or settlement in any such action, suit or proceeding, except as to matters as to which the Board or Committee member has been grossly negligent or engaged in willful misconduct in the performance of his duties; provided, that within sixty (60) days after institution of any such action, suit or proceeding, the member shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same.

SECTION 4

SHARES SUBJECT TO THE PLAN

4.1          Number of Shares.

(a)

Subject to adjustment as provided in (b) below and in Section 4.3, the aggregate number of Shares which are available for issuance pursuant to all Awards under the Plan is 357,000 Shares. Not more than 76,755 of the Shares issued under the Plan may be granted in the form of Restricted Stock Units and not more than 280,245 of the Shares issued under the Plan may be granted in the form of Performance Shares. Such Shares shall be made available from Shares currently authorized but unissued or to the extent permitted by Applicable Law, from Shares acquired by the Company for the purposes set forth herein.

(b)	The following rules shall apply for purposes of the determination of the number of Shares available for grant under the Plan:

(i)	Shares issued and withheld by the Company to satisfy the Participant’s tax withholding obligation with respect to any Award shall be counted as used.

(ii)

Shares subject to an Award shall not be counted as used unless and until they are actually issued and delivered to a Participant. Therefore, Shares reserved for issuance with respect to Awards that expire or are forfeited or canceled prior to issuance or are settled without the delivery of Shares, or with respect to which the performance terms are not met, shall again be available for issuance pursuant to another Award under the Plan. Also, if for any reason any Shares subject to an Award under the Plan are issued but are reacquired by the Company, for reasons including, but not limited to, a forfeiture or repurchase of an Award (“Returned Shares”), such Returned Shares shall again be available for issuance pursuant to another Award under the Plan.

(iii)

The Board shall reserve one Share for each Restricted Stock Unit awarded that may be settled in Shares. The Board shall reserve Shares to allow for issuance of the maximum number of Shares that may be awarded under an Agreement with respect to Performance Shares. Any such Awards that may not be settled in Shares shall not require a reserve.

4.2          Individual Limits.  For each Award under the Plan, the number of Performance Shares awarded to a Participant shall equal approximately 78.5% of the Award, and the number of Restricted Stock Units awarded to a Participant shall equal approximately 21.5% of the Award.

4.3          Adjustment of Shares.  If any change in corporate capitalization, such as a stock split, reverse stock split, stock dividend, or any corporate transaction such as a recapitalization, reorganization, reclassification, combination, exchange, merger or consolidation or separation, including a spin-off, of the Company or sale or other disposition by the Company of all or a portion of its assets, any other change in the Company’s corporate structure, or any distribution to stockholders (other than a cash dividend) results in the outstanding Shares, or any securities exchanged therefor or received in their place, being exchanged for a different number or class of shares or other securities of the Company, or for shares of stock or other securities of any other corporation; or new, different or additional shares or other securities of the Company or of any other corporation being received by the holders of outstanding Shares; then appropriate adjustments shall be made by the Board at its discretion, in an equitable manner consistent with the circumstances, including, but not limited to, the following:

(a)	the limitations on the aggregate number of Shares that may be awarded as set forth in Section 4.1;

(b)	the limitations on the allocation of the number of Restricted Stock Units and Performance Shares that may be awarded to any one single Participant as set forth in Section 4.2.

(c)	the number and class of Shares that may be subject to an Award, and which have not been issued or transferred under an outstanding Award; and

(d)	the terms, conditions or restrictions of any Award and Agreement, including the price payable for the acquisition of Shares;

provided that the Board gives each Participant an opportunity to take appropriate action with respect to outstanding Awards if the Board’s action would limit the Participant’s rights.

The existence of the Plan and the Awards made hereunder shall not affect in any way the right or power of the Board or stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the structure or capitalization of the Company or its business, any merger or consolidation of the Company, including a Business Combination or a Change in Control, any issuance of debt or equity securities having any priority or preference with respect to or affecting the Shares or the rights thereof, the dissolution or liquidation of the Company, or any sale, lease, exchange or other disposition of all or any part of their assets or business or any other corporate act or proceeding.

SECTION 5

RESTRICTED STOCK UNITS

5.1          Restricted Stock Units.  Awards of Restricted Stock Units may be made to Eligible Participants in accordance with the following terms and conditions:

(a)

The Board shall determine the number of RSUs to grant to a Participant, the Restriction Period and other terms and conditions of the Award not inconsistent with this Plan, including whether the Award will be paid in cash, Shares or a combination of the two and the time when the Award will be payable (i.e., at vesting, termination of employment, Change in Control, or another date).

(b)	Unless the Agreement provides otherwise, RSUs shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated.

(c)	Restrictions upon RSUs awarded hereunder shall lapse at such time or times and on such terms and conditions as the Board may provide in the Agreement.

(d)

The Agreement shall set forth the terms and conditions that shall apply upon the termination of the Participant’s employment with or services to the Company (including a forfeiture of RSUs for which the restrictions have not lapsed upon Participant’s ceasing to be employed) as the Board may, in its discretion, determine at the time the Award is granted.

(e)

An Award of Restricted Stock Units may provide the holder thereof with dividends or dividend equivalents, payable in cash or in additional Restricted Stock Units (or a combination thereof), as determined by the Board, on a current or deferred basis. Except as otherwise provided in the Participant’s Agreement, a Participant shall be entitled to receive any dividends declared subsequent to the vesting of Restricted Stock Units with respect to the Shares subject to the vested portion of the RSUs that have not yet been distributed to the Participant. In addition, unless otherwise provided in the Participant’s Agreement, a Participant shall be entitled to exercise full voting rights with respect to vested RSUs.

SECTION 6

PERFORMANCE SHARES

6.1          Grant of Performance Shares.  Performance Shares may be granted to Eligible Participants in such amounts and upon such terms as are consistent with this Plan, and at any time and from time to time, as shall be determined by the Board.

6.2          Performance Share Agreement.  In the applicable Agreement, the Board shall set the Performance Measures in its discretion which, depending on the extent to which they are met, will determine the number of Performance Shares that will be paid out to the Participant.  For purposes of this Section 6, the time period during which the Performance Measures must be met shall be called a “Performance Period.”

6.3          Earning of Performance Shares.  Subject to the terms of this Plan and the applicable Agreement, the holder of Performance Shares shall be entitled to receive a payout of the number of Performance Shares earned by the Participant during the Performance Period, to be determined as a function of the extent to which the corresponding Performance Measures have been achieved.

6.4         Form and Timing of Payment of Performance Shares.  Subject to the terms of this Plan and the applicable Agreement, the Board may pay earned Performance Shares in the form of cash or in Shares (or in a combination thereof) that has an aggregate Fair Market Value equal to the value of the earned Performance Shares at the time of vesting.  Such Shares may be issued subject to any restrictions deemed appropriate by the Board.  The determination of the Board with respect to the form and timing of payout of such Awards shall be set forth in the Agreement pertaining to the grant of the Award.

Except as otherwise provided in the Participant’s Agreement, a Participant shall be entitled to receive any dividends declared subsequent to the vesting of Performance Shares with respect to earned Performance Shares that have not yet been distributed to the Participant.  In addition, unless otherwise provided in the Participant’s Agreement, a Participant shall be entitled to exercise full voting rights with respect to earned Performance Shares.

6.5          Nontransferability.  Except as otherwise provided in a Participant’s Agreement, Performance Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a Participant, other than by will or by the laws of descent and distribution of the state in which the Participant resided on the date of his death.  Further, except as otherwise provided in a Participant’s Agreement, a Participant’s rights under the Award shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s guardian or legal representative.

SECTION 7

PERFORMANCE MEASURES

The performance measure(s) to be used for purposes of determining the degree of vesting and payout of Performance Share Awards (the “Performance Measures”) shall be chosen from among the following: earnings, earnings per share, consolidated pre-tax earnings, net earnings, operating income, EBIT (earnings before interest and taxes), EBITDA (earnings before interest, taxes, depreciation and amortization), gross margin, revenues, revenue growth, market value added, economic value added, return on equity, return on investment, return on assets, return on net assets, return on capital employed, return on sales, total stockholder return, profit, economic profit, capitalized economic profit, after-tax profit, pre-tax profit, cash flow measures, cash flow return, sales, sales volume, inventory turnover ratio, stock price, cost, and/or unit cost, or any function of any of the foregoing factors.  For any Performance Period, the targeted level or levels of performance with respect to chosen Performance Measures may be established on an absolute basis or relative to a group of peer companies selected by the Board, relative to internal goals or relative to levels attained in prior years.

The Board shall be authorized to make adjustments in performance-based criteria or in the terms and conditions of other Awards in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in Applicable Law or accounting principles.  The Board shall also have the discretion to adjust the determinations of the degree of attainment of the pre-established Performance Measures.

If Applicable Law permits Board discretion to alter or establish other governing Performance Measures without obtaining stockholder approval of such changes, the Board shall have sole discretion to make such changes without obtaining stockholder approval.

SECTION 8

BENEFICIARY DESIGNATION

Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his death before he receives any or all of such benefit.  Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Board, and will be effective only when filed by the Participant in writing with the Board during the Participant’s lifetime.  In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

SECTION 9

DEFERRALS

To the extent set forth in the Agreement evidencing an Award, the Board may permit or require a Participant to defer under this Plan or to a separate deferred compensation arrangement of the Company such Participant’s receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the conversion or vesting of Restricted Stock Units or the satisfaction of any requirements or goals with respect to Performance Shares.  If any such deferral election is required or permitted, the Board shall, in its sole discretion, establish rules and procedures for such payment deferrals.

Notwithstanding anything in this Plan or any Agreement to the contrary, however, with respect to all compensation deferred under this Plan or any Agreement within the meaning of Section 409A(a)(1)(A) of the Code, whether by action of the Board or by the election of the Participant, this Plan incorporates and makes applicable to such deferred compensation the requirements of paragraphs (2), (3) and (4) of Section 409A(a) of the Code.  If changes are made to Section 409A of the Code or regulations are promulgated thereunder, in either case to permit greater flexibility with respect to any Awards under the Plan that constitute deferred compensation, the Board may, subject to the requirements of Section 11, make any adjustments it deems appropriate.

SECTION 10

WITHHOLDING

10.1        Tax Withholding.  The Company shall have the power and the right to deduct or withhold from any cash or property payable to a Participant under the Plan, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

10.2        Share Withholding.  With the consent of the Board, with respect to withholding required upon any taxable event arising from the Company’s obligation to issue or transfer Shares to a Participant under the Plan, the Participant may satisfy the withholding requirement by having the Company withhold Shares having a Fair Market Value on the date the withholding obligation is incurred equal to the amount of tax required to be withheld with respect to the transaction.  All such elections shall be subject to any restrictions or limitations that the Board, in its sole discretion, deems appropriate.

SECTION 11

AMENDMENT AND TERMINATION

11.1        Amendment of Plan.  The Board may at any time terminate or from time to time amend the Plan in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any Awards previously granted under the Plan, unless the affected Participants consent in writing.  To the extent required by Applicable Law, no amendment shall be effective unless approved by the stockholders of the Company at an annual or special meeting.

11.2        Amendment of Award Agreement.  The Board may, at any time, without further action by the stockholders and without consent of or receiving further consideration from the affected Participants, amend outstanding Awards and Agreements in response to, or to comply with changes in, Applicable Law.  To the extent not inconsistent with the terms of the Plan, the Board may, at any time, amend an outstanding Agreement in a manner that is not unfavorable to the Participant without the consent of such Participant.  The Board may amend Awards and Agreements otherwise with the written consent of the Participant.

11.3        Termination of Plan.  No Awards shall be granted under the Plan later than ten (10) years after the Effective Date; provided, however, that the Plan and all Awards made under the Plan prior to such date shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.

11.4        Adjustments Upon Change in Control and Other Events.  Subject to compliance with the applicable requirements of paragraphs (2), (3) and (4) of Section 409A(a) of the Code in the case of any Award that constitutes compensation deferred under the Plan within the meaning of Section 409A(a)(1) of the Code, the Board may provide in the Agreement for any Award for automatic accelerated vesting, lapse of any restrictions and any other rights upon the occurrence of a Change in Control of the Company or upon the occurrence of other events as specified in the Agreement, which rights may or may not be conditioned on a successor corporation’s failure to assume the Award or issue an equivalent award.

SECTION 12

MISCELLANEOUS PROVISIONS

12.1        Restrictions on Shares.  All Shares delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Board may deem advisable under Applicable Law, and the Board may cause a legend or legends to be placed on any such Shares to make appropriate reference to such restrictions. In making such determination, the Board may rely upon an opinion of counsel for the Company.

12.2        Rights of a Stockholder.  Except as provided otherwise in the Plan or in an Agreement, no Participant awarded a Restricted Stock Unit or Performance Share shall have any right as a stockholder with respect to any Shares covered by such Award prior to the date of issuance to him or her of such Shares.

12.3        No Implied Rights.  Nothing in the Plan or any Award granted under the Plan shall confer upon any Participant any right to continue in the service of the Company or interfere in any way with the right of the Company (except as it may otherwise be limited by a written agreement between the Company and the Participant) to terminate the Participant’s employment or other service relationship for any reason at any time. Unless agreed by the Board, no Award granted under the Plan shall be deemed salary or compensation for the purpose of computing benefits under any employee benefit plan, severance program, or other arrangement of the Company for the benefit of its employees. No Participant shall have any claim to an Award until it is actually granted under the Plan. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall, except as otherwise provided by the Board, be no greater than the right of an unsecured general creditor of the Company.

12.4        Non-Uniform Determinations.  The Board’s determinations under the Plan (including without limitation determinations of the Eligible Participants to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the Agreements evidencing Awards) need not be uniform and may be made by it selectively among Participants and Eligible Participants, whether or not such persons are similarly situated.

12.5        Compliance with Laws.

(a)

The Plan and the grant of Awards shall be subject to all Applicable Law and to such approvals by any United States government or regulatory agency as may be required. Any provision herein relating to compliance with Rule 16b-3 under the Exchange Act shall not be applicable with respect to participation in the Plan by Participants who are not Insiders.

(b)

Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any Shares under the Plan or make any other distribution of the benefits under the Plan unless such delivery or distribution would comply with all Applicable Laws (including without limitation the requirements of the Securities Act of 1933).

(c)

Each Award under the Plan shall be subject to the requirement that, if at any time the Board shall determine that (i) the listing, registration or qualification of the Shares subject or related thereto upon any securities exchange or under any Applicable Law or (ii) the consent or approval of any government regulatory body or (iii) an agreement by the grantee of an Award with respect to the disposition of Shares, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the issue or purchase of Shares thereunder, such Award may not be consummated in whole or in part unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Board.

(d)

As a condition to the issuance or transfer of any Shares pursuant to any Award, the Board may require the Participant to represent and warrant at the time of such issuance or transfer that the Shares are being acquired only for investment and without any current intention to sell or distribute such Shares, if, in the opinion of counsel for the Company, such a representation is advisable.

12.6        Successors.  The terms of the Plan shall be binding upon the Company, and its successors and assigns.

12.7        Tax Elections.  Each Participant agrees to give the Board prompt written notice of any election made by such Participant under Code Section 83(b) or any similar provision thereof.

12.8        Legal Construction.

(a)

Severability. If any provision of this Plan or an Agreement is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Agreement under any law with respect to which the Plan is intended to qualify, such provision shall be construed or deemed amended to conform to Applicable Law or, if it cannot be construed or deemed amended without, in the determination of the Board, materially altering the intent of the Plan or the Agreement, it shall be stricken and the remainder of the Plan or the Agreement shall remain in full force and effect.

(b)

Compliance with Section 409A of the Code. All Awards granted under the Plan are intended to be either exempt from the requirements of Section 409A of the Code or, if not exempt, to satisfy the requirements of Section 409A (including the Treasury Department guidance and regulations issued thereunder), and the Plan shall be administered, construed and interpreted in accordance with such intent. If the Board determines that an Award, Agreement, payment, transaction or any other action or arrangement contemplated by the provision of this Plan would, if undertaken, cause a Participant to become subject to any additional taxes or other penalties under Section 409A, then unless the Board specifically provides otherwise, such Award, Agreement, payment, transaction or other action or arrangement shall not be given effect to the extent that it causes such result and the related provision of the Plan or Agreement will be deemed modified or, if necessary, suspended in order to comply with the requirements of Section 409A of the Code to the extent determined appropriate by the Board, in each case without the consent of or notice to the Participant. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant in connection with Awards (including any taxes and penalties under Section 409A) and the Company will have no obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

In addition, notwithstanding any other provision of the Plan or an Agreement to the contrary, the Company will not pay or accelerate the payment of any amount that constitutes “deferred compensation” within the meaning of Section 409A in violation of Section 409A. To the extent any amount of “deferred compensation” would otherwise vest and become payable upon a Change in Control or upon a Disability, as set forth herein or in an Agreement, any such Award may vest but payment shall not be accelerated unless the Change in Control also satisfies the definition of “change in the ownership” “change in the effective control” and/or “change in the ownership of a substantial portion of the assets” of the Company as those terms are defined in Treasury Regulations Section 1.409A-3(i)(5) (or such other regulation or guidance issued under Section 409A) or the Disability also satisfies the definition of “disability” as that term is defined in Treasury Regulations Section 1.409A-3(i)(4) (or such other regulation or guidance issued under Section 409A).

Any amount that constitutes “deferred compensation” within the meaning of Section 409A and is payable under the Plan or an Agreement solely by reason of a Participant’s termination of employment shall be payable only if the Participant has experienced a “separation from service” within the meaning of Section 409A (or the regulations or guidance issued under Section 409A), provided that if the Participant is a “specified employee” within the meaning of Section 409A at the time of such separation from service, as determined by the Board in accordance with Section 409A, no payments shall be made before the six (6) month anniversary of the Participant’s separation from service, at which time all payments that would otherwise have been made during such six (6) month period shall be paid to the Participant in a lump sum.

(c)	Gender and Number. Where the context admits, words in any gender shall include the other gender, words in the singular shall include the plural and words in the plural shall include the singular.

(d)	Governing Law. To the extent not preempted by federal law, the Plan and all Agreements hereunder shall be construed in accordance with and governed by the laws of the State of Louisiana.

12.9        Plan Year.  The Plan Year shall be a calendar year.

IN WITNESS WHEREOF, this Plan is executed as of this the [___] day of [__________], 2021.

CKX LANDS, INC.

By:
Name:
Title: